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Exhibit 5.1

Michael E. Tenta
+1 650 843 5636
mtenta@cooley.com

July 2, 2020

Atreca, Inc.
450 East Jamie Court
South San Francisco, CA 94080

Ladies and Gentlemen:

        We have acted as counsel to Atreca, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus that is included in the Registration Statement (the "Prospectus"), covering the registration for resale of 9,446,951 shares of the Company's Class A common stock, par value $0.0001 per share including 3,532,760 shares of Class A Common Stock (the "Class A Shares") and 5,934,191 shares of Class A common stock issuable upon the conversion of an aggregate of 5,934,191 shares of Class B common stock (the "Conversion Shares" and, together with the Class A Shares, the "Securities"), on behalf of certain selling stockholders identified in the Prospectus.

        In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company's Certificate of Incorporation and Bylaws, each as currently in effect and in effect at the time of the issuance of the Securities, and (c) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

        Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Class A Shares have been validly issued and are fully paid and nonassessable and (ii) the Conversion Shares, when issued upon conversion in accordance with the terms of the Company's Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP
By:	/s/ MICHAEL E. TENTA Michael E. Tenta

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  Exhibit 5.1